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                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-95548) of UCAR International Inc. of our report dated June 18, 1999, relating to the statements of net assets avaliable for plan benefits of the UCAR Carbon Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets avaliable for plan benefits for the year ended December 31, 1998, and all related schedules, which report appears on page 16 of this Annual Report on Form 11-K for the year ended December 31, 1998.


/s/ KPMG LLP
KPMG LLP


Nashville, Tennessee
June 18, 1999